Exhibit 99.1

Superior Reports Third Quarter 2023 Financial Results

Solid Growth in Adjusted EBITDA, Margin and Content per Wheel

Strategic Action Enhancing Competitive Position

Third Quarter 2023 Financial Highlights:

•
Net Sales decreased 20% YoY to $323M
•
Value-Added Sales Adjusted for FX and Deconsolidation1 of $170M, flat YoY
•
Net loss of $86M includes charge to operations of $80M
•
Adjusted EBITDA margin2 of 22%, up 160 bps YoY
•
Cash Flow Provided By Operating Activities of $9M; Net Debt1 declined to $453M
•
Content per Wheel1 of $49.71, up 6% YoY
•
Strategic action in Germany proceeding as planned

SOUTHFIELD, MICHIGAN – November 1, 2023 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the third quarter ended September 30, 2023.

($ in millions)
	Three Months		Nine Months
	3Q 2023	3Q 2022	YTD 2023	YTD 2022
Net Sales
North America	$194.9	$240.3	$614.7	$727.2
Europe	128.2	165.4	461.9	510.6
Global	$323.1	$405.7	$1,076.6	$1,237.8

Value-Added Sales (1)
North America	$100.1	$92.6	$310.4	$286.7
Europe	75.9	85.1	268.6	265.9
Global	$176.0	$177.7	$578.9	$552.6

“Our results this quarter underscore the continued execution of our strategy to deliver a market differentiated portfolio while enhancing our manufacturing footprint. We grew content per wheel for an eighteenth consecutive quarter, a testament to the expertise of our commercial, manufacturing, and engineering teams as well as the competitive positioning of our products. Adjusted EBITDA increased, coupled with healthy margin expansion despite a challenging operating environment and periodic production shutdowns of a key customer. We are also seeing signs of recovery in our European aftermarket business as wholesalers and distributors restock for the winter season,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

“Although the UAW strike had a marginal impact on our third quarter results, we are increasingly concerned that the strike may have a meaningful impact on our fourth quarter. We have made

1 See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.

2 Adjusted EBITDA as % of Value-Added Sales1

substantial progress in aligning our business to a rapidly evolving operating environment, including improving our manufacturing footprint to a more competitively advantaged position. The strategic action we recently announced in Europe is intended to further enhance our competitive position, improve the profitability of our European operations, and to drive cash generation, all goals we are well on track to achieve,” Mr. Abulaban continued.

“We remain confident in our ability to continue capitalizing on the secular demand for premium wheels. Leveraging our advanced portfolio, operational strength, and our ‘Local for Local’ manufacturing capability sought out by our customers, we look forward to delivering sustained value for shareholders,” Mr. Abulaban concluded.

Third Quarter Results

As more fully described in the press release dated August 31, 2023, Superior Industries Production Germany GmbH (“SPG”), a subsidiary of Superior, entered into Protective Shield Proceedings on August 31, 2023, a court-administered reorganization. Effective with the commencement of the protective shield proceedings, the financial results of SPG are no longer included in the financial results of Superior. Accordingly, SPG’s income statement for the last four months of the year and the balance sheet as of August 31 are no longer incorporated in the 2023 Outlook herein.

Net Sales for the third quarter of 2023 were $323 million, compared to Net Sales of $406 million in the prior year period. The decline in Net Sales compared to the prior period is due to fewer unit shipments and lower aluminum pass throughs. Value-Added Sales, a Non-GAAP financial measure, was $176 million for the third quarter of 2023, compared to $178 million in the prior year period. Value-Added Sales decreased compared to the prior year period due to fewer unit shipments partially offset by higher Content per Wheel. Content per Wheel, a Non-GAAP financial measure, was $49.71, up 6% compared to the prior year quarter, due to consumer preference for premium wheels; i.e., larger wheels with more styling and more complex finishes, and pricing. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated Net Sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange in this press release.

Gross Profit for the third quarter of 2023 was $25 million, compared to $28 million in the prior year period, because of fewer unit shipments and restructuring charges associated with the initiative to reduce our cost structure.

Selling, General, and Administrative (“SG&A”) expenses for the third quarter of 2023 were $17 million, compared to $16 million in the prior year period. SG&A was higher than in the prior year period because of the aforementioned restructuring charges.

Loss from Operations for the third quarter of 2023 was $71 million, compared to Income from Operations of $12 million in the prior year period. The Loss from Operations is primarily due the $80 million charge to operations associated with the strategic action initiated in Europe during the quarter to improve our German operations.

The Income Tax Provision for the third quarter of 2023 was zero, compared to $2 million in the third quarter of 2022.

For the third quarter of 2023, the Company reported a Net Loss of $86 million, or Loss per Diluted Share of $3.42. This compares to Net Income (Loss) of zero, and Loss per Diluted Share of $0.35 in the third quarter of 2022. See “Earnings per Share Calculation” in this press release.

Adjusted EBITDA, a Non-GAAP financial measure, was $39 million for the third quarter of 2023, or 22% of Value-Added Sales, which compares to $36 million, or 20% of Value-Added Sales, in the prior year period. The increase in Adjusted EBITDA and margin expressed as a percentage of Value-Added Sales is primarily due to Higher Content per Wheel. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported Cash Flow Provided by Operating Activities of $9 million in the third quarter of 2023, compared to $17 million during the third quarter of 2022. Free Cash Flow, a Non-GAAP financial measure, was negative $3 million compared to Free Cash Flow of $2 million in the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Financial Position

As of September 30, 2023, Superior had funded debt of $630 million and Net Debt, a Non-GAAP financial measure, of $453 million, compared to funded debt of $572 million and Net Debt of $456 million as of September 30, 2022. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2023 Outlook

Superior is reducing its full year Unit Shipments and Net Sales outlook, and narrowing the Adjusted EBITDA range to reflect the deconsolidation of SPG’s financial results effective August 31, 2023 and an estimate for the impact of the UAW strike on fourth quarter results. The Company is also reducing its Cash Flow from Operations outlook to reflect a temporary investment in working capital, primarily safety stock, to protect our customers during the SPG proceedings. Finally, Superior is reducing its outlook for capital expenditures.

Superior’s updated full year 2023 outlook is as follows:

FY 2023 Outlook
Unit Shipments	14.6 - 15.0 million
Net Sales	$1.39 - $1.49 billion
Value-Added Sales	$745 - $765 million
Adjusted EBITDA	$170 - $185 million
Cash Flow from Operations	$80 - $95 million
Capital Expenditures	~$50 million

Value-Added Sales and Adjusted EBITDA are Non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) of Regulation S-K, Superior has not quantitatively reconciled from net income, the most comparable GAAP measure, to Adjusted EBITDA presented in the 2023 outlook, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Wednesday, November 1, 2023. The conference call may be accessed by dialing +1 786 697 3501 for participants in the U.S. or 866 580 3963 for participants outside the U.S. using the required conference ID 1143901 when prompted by the operator. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company's management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following Non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales," defined as net sales less the value of aluminum and other costs, as well as outsourced service provider (“OSP”) costs that are included in net sales. “Value-Added Sales Adjusted for FX," which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Value-Added Sales Adjusted for FX and Deconsolidation," which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange and Deconsolidation,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation and the impact of deconsolidating SPG. “Content per Wheel,” defined as Value-Added Sales Adjusted for Foreign Exchange on a per unit (wheel)

shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these Non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these Non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these Non-GAAP financial measures for planning and forecasting purposes. This Non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes,”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “foresee,” “intends,” “outlook,” “guidance,” “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result,” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2023 outlook included herein, the impact of COVID-19 and the resulting supply chain disruptions, increased energy costs, semiconductor shortages, rising interest rates, the Russian military invasion of Ukraine (the “Ukraine Conflict”) and the United Auto Workers strike on our future growth and earnings. These statements include our belief regarding general automotive industry market conditions and growth rates, as well as domestic and international economic conditions. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior's Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this release.

Contact:

Superior Investor Relations

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2023	3Q 2022	YTD 2023	YTD 2022
Net Sales	$323.1	$405.7	$1,076.6	$1,237.8
Cost of Sales	297.8	377.4	975.7	1,126.2
Gross Profit	$25.3	$28.4	$100.9	$111.6

SG&A Expenses	16.9	16.1	53.3	49.8
Loss on Deconsolidation of Subsidiary	79.6	-	79.6	-
(Loss) Income From Operations	$(71.2)	$12.3	$(32.0)	$61.8

Interest Expense, net	(15.7)	(10.4)	(47.1)	(30.7)
Other Income (Expense), net	0.2	(0.2)	(2.6)	0.4
(Loss) Income Before Income Taxes	$(86.7)	$1.6	$(81.7)	$31.5

Income Tax benefit (Provision)	0.4	(2.0)	(8.7)	(10.9)
Net (Loss) Income	$(86.3)	$(0.4)	$(90.4)	$20.6

(Loss) Earnings Per Share:
Basic	$(3.42)	$(0.35)	$(4.29)	$(0.25)
Diluted	$(3.42)	$(0.35)	$(4.29)	$(0.25)

Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	28,091	27,016	27,812	26,779
Diluted	28,091	27,016	27,812	26,779

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Millions)

			9/30/2023	12/31/2022
Current Assets			$497.9	$508.9
Property, Plant and Equipment, net			396.0	474.0
Intangibles and Other Assets			144.0	150.9
Total Assets			$1,037.8	$1,133.7

Current Liabilities			$225.9	$251.3
Long-Term Liabilities			659.3	683.8
Redeemable Preferred Shares			241.6	222.8
European Non-controlling Redeemable Equity			0.9	1.1
Shareholders’ Equity (Deficit)			(90.1)	(25.3)
Total Liabilities and Shareholders’ Equity			$1,037.8	$1,133.7

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Millions)

	Three Months		Nine Months
	3Q 2023	3Q 2022	YTD 2023	YTD 2022
Net (Loss) Income	$(86.3)	$(0.4)	$(90.4)	$20.6
Depreciation and Amortization	23.6	21.9	69.9	69.1
Income tax, Non-cash Changes	(2.1)	(0.5)	9.3	3.6
Stock-based Compensation	1.4	1.9	4.4	6.5
Amortization of Debt Issuance Costs	1.2	1.2	3.6	3.7
Loss on Deconsolidation of Subsidiary	79.6	-	79.6	-
Other Non-cash Items	(4.7)	(0.7)	(4.7)	(1.7)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(13.1)	(21.9)	(38.0)	(57.4)
Inventories	(9.6)	1.7	(8.2)	(37.1)
Other Assets and Liabilities	11.9	3.1	12.7	1.9
Accounts Payable	7.7	10.4	(5.1)	64.1
Income Taxes	(0.6)	0.5	(12.9)	1.1
Cash Flow Provided By Operating Activities	$8.9	$17.2	$20.1	$74.4

Capital Expenditures	(7.7)	(11.4)	(29.5)	(45.7)
Deconsolidation of Subsidiary Cash	(4.4)	-	(4.4)	-
Proceeds from Sale of Property, Plant and Equipment	-	-	-	0.2
Net Cash Used In Investing Activities	$(12.2)	$(11.4)	$(33.9)	$(45.6)

Debt Repayment	(1.6)	(1.1)	(14.0)	(3.6)
Cash Dividends	(0.1)	(3.5)	(6.8)	(10.2)
Payments Related to Tax Withholdings for Stock-Based Compensation	-	-	(3.3)	(1.8)
Finance Lease Payments	-	(0.3)	(0.6)	(0.8)
Cash Flow Used In Financing Activities	$(1.8)	$(4.8)	$(24.8)	$(16.4)

Effect of Exchange Rate on Cash	0.4	(1.4)	2.1	(4.1)
Net Change in Cash	$(4.6)	$(0.4)	$(36.5)	$8.4

Cash - Beginning	181.1	122.3	213.0	113.5
Cash - Ending	$176.5	$121.8	$176.5	$121.8

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Earnings Per Share Calculation (Unaudited)
(Dollars and Outstanding Shares in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2023	3Q 2022	YTD 2023	YTD 2022
Basic EPS Calculation(1)
Net (Loss) Income	$(86.3)	$(0.4)	$(90.4)	$20.6
Less: Accretion of Preferred Stock	(6.5)	(5.8)	(18.8)	(16.9)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(10.1)	(10.2)
Numerator	$(96.2)	$(9.6)	$(119.3)	$(6.5)

Denominator: Weighted Avg. Shares Outstanding	28.1	27.0	27.8	26.8

Basic (Loss) Earnings Per Share	$(3.42)	$(0.35)	$(4.29)	$(0.25)

Diluted EPS Calculation(1)
Net (Loss) Income	$(86.3)	$(0.4)	$(90.4)	$20.6
Less: Accretion of Preferred Stock	(6.5)	(5.8)	(18.8)	(16.9)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(10.1)	(10.2)
Numerator	$(96.2)	$(9.6)	$(119.3)	$(6.5)

Weighted Avg. Shares Outstanding-Basic	28.1	27.0	27.8	26.8
Dilutive Stock Options and Restricted Stock Units	-	-	-	-
Denominator: Weighted Avg. Shares Outstanding	28.1	27.0	27.8	26.8

Diluted (Loss) Earnings Per Share	$(3.42)	$(0.35)	$(4.29)	$(0.25)

(1) Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended September 30, 2023 and 2022.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Non-GAAP Financial Measures (Unaudited)
(Dollars in Millions and Units in Thousands, Except Per Wheel)

Value-Added Sales; Value-Added Sales Adjusted for Foreign Exchange; and Content per Wheel
	Three Months		Nine Months
	3Q 2023	3Q 2022	YTD 2023	YTD 2022
Net Sales	$323.1	$405.7	$1,076.6	$1,237.8
Less: Aluminum, Other Costs, and Outside Service Provider Costs	(147.1)	(228.0)	(497.7)	(685.2)
Value-Added Sales	$176.0	$177.7	$578.9	$552.6
Currency Impact on Current Period Value-Added Sales	(5.6)	-	(3.2)	-
Value-Added Sales Adjusted for Foreign Exchange	$170.4	$177.7	$575.7	$552.6
Deconsolidation Impact	-	(6.3)	-	(6.3)
Value-Added Sales Adjusted for Foreign Exchange & Deconsolidation	$170.4	$171.4	$575.7	$546.3

Wheels Shipped	3,428	3,777	11,067	11,865
Content per Wheel	$49.71	$47.05	$52.02	$46.57

Adjusted EBITDA	Three Months		Nine Months
	3Q 2023	3Q 2022	YTD 2023	YTD 2022
Net (Loss) Income	$(86.3)	$(0.4)	$(90.4)	$20.6
Adjusting Items:
- Interest Expense, net	15.7	10.4	47.1	30.7
- Income Tax (Benefit) Provision	(0.4)	2.0	8.7	10.9
- Depreciation	18.7	17.3	55.3	52.7
- Amortization	4.9	4.5	14.6	16.3
- Loss on Deconsolidation of Subsidiary	79.6	-	79.6	-
- Restructuring and Other	5.5	1.3	18.4	3.1
- Factoring Fees	0.8	1.0	2.8	2.4
	$124.8	$36.5	$226.5	$116.1
Adjusted EBITDA	$38.6	$36.1	$136.1	$136.7

Free Cash Flow	Three Months		Nine Months
	3Q 2023	3Q 2022	YTD 2023	YTD 2022
Cash Flow Provided By Operating Activities	$8.9	$17.2	$20.1	$74.4
Net Cash Used In Investing Activities	(12.2)	(11.4)	(33.9)	(45.6)
Cash Payments for Non-debt Financing Activities	(0.1)	(3.5)	(10.1)	(12.0)
Free Cash Flow	$(3.4)	$2.3	$(23.9)	$16.8

Outlook for Full Year 2023 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,390.0	$1,490.0
Less: Aluminum, Other Costs, and Outside Service Provider Costs	(645.0)	(725.0)
Value-Added Sales Outlook	$745.0	$765.0

Net Debt	9/30/2023	9/30/2022
Long Term Debt (Less Current Portion) (1)	$623.1	$572.1
Short Term Debt	6.7	5.3
Total Debt (1)	629.8	577.4
Less: Cash and Cash Equivalents	(176.5)	(121.8)
Net Debt	$453.3	$455.6

(1) Excluding Debt Issuance Cost